EXHIBIT 99.1

[ATHEROGENICS, INC.]

FOR IMMEDIATE RELEASE

AtheroGenics Reports Third Quarter 2007 Financial Results

ATLANTA, GA – October 25, 2007 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the third quarter and nine months ended September 30, 2007.

AtheroGenics recorded revenues of $7.4 million for the third quarter of 2007, as compared to $10.3 million for the same period in 2006. The decline in revenues primarily reflected the absence, in the third quarter of 2007, of license fees related to the AGI-1067 License Agreement with AstraZeneca, compared to $6.3 million of license revenue in last year’s third quarter. For the nine months ended September 30, 2007, revenues increased to $49.2 million, as compared to $20.7 million for the comparable period in 2006. The increase in the nine month period principally reflects the recognition of the remaining unamortized balance of the upfront license fee from AstraZeneca, due to the termination of the Agreement. Also contributing to the increased revenue in the nine month period were higher research and development service fees for conducting the FOCUS clinical trial, which is currently in the process of being concluded.

Research and development expenses for the third quarter of 2007 decreased to $16.8 million from $21.8 million for the same period in 2006.  This decline was primarily due to lower costs incurred for the ARISE clinical trial, which was completed in the first half of 2007, and reduced staff costs as a result of the Company’s organizational restructuring in the second quarter of 2007. For the nine months ended September 30, 2007, research and development expenses increased to $59.1 million, compared to $54.5 million for the nine months ended September 30, 2006.  The increase in the nine month period was primarily due to higher expenditures for the FOCUS clinical trial, which is being funded by AstraZeneca, and start-up costs for the ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study) Phase III clinical trial, partially offset by lower costs for the ARISE clinical trial.

Marketing, general and administrative expenses were $3.1 million in both the third quarter of 2007 and the third quarter of 2006. For the nine months ended September 30, 2007, marketing, general and administrative expenses increased to $10.6 million, compared to $10.0 million for the same period in 2006. The increase in the nine month period was due to higher staff-related costs.

Restructuring and impairment costs for the nine months ended September 30, 2007 included the write-off of impaired manufacturing assets, as a result of the transition of commercial manufacturing activities from AstraZeneca, as well as severance and asset impairment costs from an organizational restructuring that was undertaken in the second quarter of 2007.

Interest income decreased to $1.3 million in the third quarter of 2007 from $2.4 million reported for the comparable period in 2006. Interest income decreased to $4.8 million for the nine months ended September 30, 2007, compared to $7.0 million for the same period in 2006.  The decrease in both periods was due to reduced levels of invested cash.

Interest expense increased to $3.5 million in the third quarter of 2007 from $2.1 million for the comparable period in 2006, and to $7.7 million in the nine months ended September 30, 2007 from $6.3 million for the comparable period in 2006. The increase in interest expense in both periods reflected the write-off of debt issuance costs related to the $38.0 million of 4.5 percent convertible notes due 2008 that were exchanged for $60.4 million of 4.5 percent convertible notes due in 2011, as well as additional interest and accretion of the discount for the newly issued notes.

Other expense recorded in last year’s first quarter of $3.5 million reflected non-cash costs attributable to the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

AtheroGenics reported a net loss of $14.7 million, or $0.37 per share, for the third quarter of 2007, as compared to $14.4 million, or $0.36 per share, for the same period in 2006.  For the nine months ended September 30, 2007, AtheroGenics reported a net loss of $33.5 million, or $0.85 per share, as compared to $46.7 million, or $1.19 per share for the nine months ended September 30, 2006.

At September 30, 2007, cash, cash equivalents and short-term investments totaled approximately $101 million.

“In the third quarter we met our key operational objective of initiating enrollment in our ANDES Phase III clinical trial of AGI-1067 in type II diabetes,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We are pleased with the pace of the ANDES patient recruitment activities and we look forward to providing updates as we reach key milestones in this very important clinical study.”

2007 Updated Guidance
AtheroGenics updated its full year 2007 earnings guidance and now estimates that full year 2007 loss per share will be in the range of $1.20 to $1.30 The Company updated its full year 2007 cash flow guidance, estimating that cash outflow will be in the range of $53-$58 million.

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast on Thursday, October 25, 2007 at 9:00 a.m. EDT to discuss third quarter 2007 financial results and to provide a company update. Participants may access the live conference call by dialing 877-407-8031 (domestic) or 201-689-8031 (international).  To access the webcast, please visit the AtheroGenics Investor Relations website at www.atherogenics.com.  A replay of the conference call can be accessed approximately one hour after the conclusion of the call by dialing 877-660-6853 (domestic) or 201-612-7415 (international), account number 286, conference ID number 259742.  A replay of the webcast will be archived on the Company’s website until January 26, 2008.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). AtheroGenics has commenced the ANDES Phase III clinical trial to study its lead anti-inflammatory drug candidate, AGI-1067, in patients with diabetes.  In addition, the Company has a clinical-stage development program studying AGI-1096, an oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as “believes,” “intends,” “expects” and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics’ Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and are specifically incorporated by reference into this press release.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com

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AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
License fees	$—	$6,250,000	$27,083,333	$16,666,667
Research and development	7,438,867	4,042,683	22,075,490	4,042,683
Total revenues	7,438,867	10,292,683	49,158,823	20,709,350

Operating expenses:
Research and development	16,818,119	21,806,971	59,112,592	54,514,773
Marketing, general and administrative	3,086,868	3,111,042	10,619,566	9,990,244
Restructuring and impairment costs	—	—	9,996,332	—
Total operating expenses	19,904,987	24,918,013	79,728,490	64,505,017

Operating loss	(12,466,120)	(14,625,330)	(30,569,667)	(43,795,667)
Interest income	1,310,322	2,391,460	4,798,125	6,998,118
Interest expense	(3,519,669)	(2,139,450)	(7,695,230)	(6,335,565)
Other expense	—	—	—	(3,521,236)
Net loss	$(14,675,467)	$(14,373,320)	$(33,466,772)	$(46,654,350)

Net loss per share -
basic and diluted	$(0.37)	$(0.36)	$(0.85)	$(1.19)

Weighted average shares
outstanding – basic and diluted	39,515,014	39,451,933	39,493,974	39,359,938

Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$101,415,778	$151,810,939
Working capital	99,398,919	118,786,367
Total assets	119,415,408	178,339,664
Long-term obligations, less current portion	286,980,424	286,000,000
Accumulated deficit	(395,464,018)	(361,997,246)
Total shareholders’ deficit	(180,731,631)	(153,987,649)